                                                                      Exhibit 12


                           IRON MOUNTAIN INCORPORATED
       STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                Year Ended December 31,
                                               --------------------------------------------------------
                                               2000         2001          2002       2003          2004
                                               ----         ----          ----       ----          ----
Earnings:
  (Loss) Income from Continuing Operations
    before Provision for Income Taxes and
    Minority Interest                        $ (23,291)   $ (28,111)   $ 114,519   $ 156,989    $ 166,735
  Add: Fixed Charges                           154,975      177,032      178,587     195,258      240,270
                                             ---------    ---------    ---------   ---------    ---------
                                             $ 131,684    $ 148,921    $ 293,106   $ 352,247    $ 407,005
                                             =========    =========    =========   =========    =========

Fixed Charges:
  Interest Expense, Net                      $ 117,975    $ 134,742    $ 136,632   $ 150,468    $ 185,749
  Interest Portion of Rent Expense              37,000       42,290       41,955      44,790       54,521
                                             ---------    ---------    ---------   ---------    ---------
                                             $ 154,975    $ 177,032    $ 178,587   $ 195,258    $ 240,270
                                             =========    =========    =========   =========    =========
Ratio of Earnings to Fixed Charges                 0.8x         0.8x         1.6x        1.8x         1.7x
                                                   (1)          (1)

(1) We reported a loss from continuing operations before provision for income taxes and minority interest for the years ended December 31, 2000 and December 31, 2001 and we would have needed to generate additional income from operations before provision for income taxes and minority interest of $23,291 and $28,111, respectively to cover our fixed charges of $154,975 and $177,032, respectively.